Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

The following description of Sentinel Energy Services Inc.’s (the “Company,” “we” or “us”) capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s certificate of incorporation (the “Charter”) and the Company’s bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. We encourage you to read the Charter, the Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

General

Our Charter authorizes us to issue up to 221,000,000 shares of capital stock, consisting of (x) 220,000,000 shares of common stock, including (i) 200,000,000 shares of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, $0.0001 par value per share (“Class B Common Stock”) and (y) 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Founder Shares

The founder shares are designated as shares of Class B Common Stock and are identical to the shares of Class A Common Stock, and holders of founder shares have the same stockholder rights as would public stockholders, except that (1) holders of the founder shares have the right to vote on the election of directors prior to the initial business combination, (2) the founder shares are subject to certain transfer restrictions, as described in more detail below, (3) the initial stockholders and Sentinel’s other officers and directors at the time of the initial public offering have entered into letter agreements with Sentinel, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of the business combination, (4) the founder shares are shares of Class B Common Stock that are convertible into shares of Class A Common Stock at the time of an initial business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights and (5) the founder shares are subject to registration rights. Furthermore, Sentinel’s initial stockholders have agreed to vote any founder shares held by them and any public shares purchased during or after the initial public offering in favor of the initial business combination.

Our initial stockholders have agreed not to transfer, assign or sell any founder shares held by them until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our business combination, (1) the last sale price of our shares of common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (2) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

General Provisions

Dividend rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per-share basis in such dividends and distributions.

Voting rights

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders; provided, however, that the holders of Class B Common Stock will have the exclusive right to elect, remove and replace any director, and the holders of Class A Common Stock will have no right to vote on the election, removal or replacement of any director.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of our common stock will be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.

Rights and preferences

Holders of our common stock have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to common stock.

Preferred Stock

Our Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Sentinel Delaware’s board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Sentinel Delaware’s board of directors will be able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of Sentinel Delaware’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Sentinel Delaware or the removal of existing management. Sentinel has no preferred stock outstanding at the date hereof. Although Sentinel Delaware does not currently intend to issue any shares of preferred stock, Sentinel Delaware cannot assure you that it will not do so in the future.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Limitations of Liability and Indemnification

Our Charter and our Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the DGCL, which prohibits our Charter from limiting the liability of its directors for the following:

●	any breach of the director’s duty of loyalty to the Company or to its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we are empowered to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The limitation of liability and indemnification provisions in our Charter and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

3